CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements and Experts” in the Prospectus/Proxy Statement and to the use of our report dated February 23, 2009 with respect to Dreyfus Discovery Fund which is incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Investment Funds.

/S/ ERNST & YOUNG LLP

New York, New York

October 30, 2009